Exhibit 99.3

Tri-Valley Corporation Announces Appointment of Interim Chief Financial Officer

BAKERSFIELD, Calif.—August 23, 2011--Tri-Valley Corporation (NYSE Amex: TIV) announced today that it has appointed Gregory L. Billinger, CPA, as Interim Chief Financial Officer, effective as of August 22, 2011.  Mr. Billinger will replace the current Chief Financial Officer, Mr. John E. Durbin, whose last day with Tri-Valley will be August 29, 2011, as previously announced.

Mr. Billinger, 59, is a certified public accountant with over 30 years of corporate finance and accounting experience in the oil and gas industry. He was the Corporate Controller for Ivanhoe Energy Inc., an independent international heavy oil development and production company, from 2000 to 2005, and most recently was the Vice President of Finance and Administration for Ivanhoe's U.S. operations from 2006 to May 2011.  Prior to joining Ivanhoe, Mr. Billinger spent 19 years with Occidental Oil and Gas Corporation, a wholly owned subsidiary of Occidental Petroleum Corporation, a leader in oil and natural gas exploration and production, where he held various finance and accounting positions.

Tri-Valley’s Board of Directors is in the process of conducting a search for a candidate to fill the position of Chief Financial Officer on a permanent basis.

“On behalf of the Board and the Corporation, I want to thank Mr. Durbin for his nearly two years of service to Tri-Valley,” said Maston N. Cunningham, President and Chief Executive Officer of Tri-Valley. “We wish him the very best in all his future endeavors.  In Mr. Billinger, I am confident we have found a highly competent finance and accounting professional who will fill in admirably while we search for a candidate that meets the needs of the Corporation and our executive management team on a permanent basis.”

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol “TIV.” Tri-Valley’s website, which includes all SEC filings, is www.tri-valleycorp.com.

CONTACT:
Company Contact:
Tri-Valley Corporation
John Durbin, 661-864-0500
jdurbin@tri-valleycorp.com

or

Investor Contacts:
EVC Group, Inc.
Doug Sherk/Jenifer Kirtland, 415-568-4887
dsherk@evcgroup.com
jkirtland@evcgroup.com

or

Media Contact:
EVC Group, Inc.
Chris Gale, 646-201-5431
cgale@evcgroup.com